                                                Filed Pursuant to Rule 424(b)(2)
                                                   Registration No. 333-73242-01

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED NOVEMBER 19, 2001)

                                 $1,761,125,000

                          POPULAR NORTH AMERICA, INC.
                          MEDIUM-TERM NOTES, SERIES E
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE
             UNCONDITIONALLY GUARANTEED AS TO PAYMENT OF PRINCIPAL,
                 PREMIUM, IF ANY, AND INTEREST BY POPULAR, INC.
                             ---------------------
    THE COMPANY: Popular North America, Inc. Our principal executive office is located at Popular Center, 209 Munoz Rivera Avenue, Hato Rey, Puerto Rico 00918, and our telephone number is (787) 765-9800.

    TERMS: We plan to offer and sell notes with various terms, including the following:

    - Ranking as senior or subordinated indebtedness of Popular North America, Inc.

    - Stated maturities of 9 months or more from date of issue

    - Redemption and/or repayment provisions, if applicable, whether mandatory or at the option of Popular North America, Inc. or holders of the notes

    - Payments in U.S. dollars or one or more foreign currencies

    - Minimum denomination of $1,000, increasing in integral multiples of $1,000, or other specified denominations for foreign currencies

    - Book-entry (through The Depository Trust Company) or certificated form

    - Interest at fixed or floating rates, or no interest at all. The floating interest rate may be based on one or more of the following indices plus or minus a spread and/or multiplied by a spread multiplier:

     - commercial paper rate

     - prime rate

     - LIBOR

     - treasury rate

     - CMT rate

     - CD rate

     - federal funds rate

     - 11th district cost of funds rate

     - any other base rate or interest rate formula as may be specified in your pricing supplement

    - Interest payments on fixed rate notes on each June 15 and December 15

    - Interest payments on floating rate notes on a monthly, quarterly, semiannual or annual basis

    The notes will be unconditionally guaranteed as to payment of principal, premium, if any, and interest by Popular, Inc. We will specify the final terms for each note, which may be different from the terms described in this prospectus supplement, in the applicable pricing supplement.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS OR ANY PRICING SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    The notes will be unsecured obligations of Popular North America, Inc. and the guarantor and will not be savings accounts, deposits or other obligations of any bank or nonbank subsidiary of Popular North America, Inc. or the guarantor and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other government agency.
                             ---------------------

                                      PUBLIC OFFERING           AGENTS' DISCOUNTS                       PROCEEDS TO
                                           PRICE                 AND COMMISSIONS                POPULAR NORTH AMERICA, INC.
                                     ------------------   -----------------------------   ---------------------------------------
Per note...........................         100%                   .125%-.750%                        99.250%-99.875%
Total(1)...........................  $1,761,125,000.00    $2,201,406.25-$13,208,437.50      $1,747,916,562.50-$1,758,923,593.75

---------------

(1) Or the equivalent of this amount in one or more foreign or composite currencies.

    We may sell notes to the agents referred to below as principal for resale at varying or fixed offering prices or through the agents as agent using their reasonable efforts on our behalf. We may also sell notes without the assistance of the agents, whether acting as principal or as agent.

    If we or Popular, Inc. or Popular International Bank, Inc. sells our securities referred to in the accompanying prospectus other than pursuant to this prospectus supplement, the aggregate initial offering price of notes that we may offer and sell under this prospectus supplement will be reduced.
                             ---------------------
CREDIT SUISSE FIRST BOSTON                                              JPMORGAN
KEEFE, BRUYETTE & WOODS, INC.                                MERRILL LYNCH & CO.
POPULAR SECURITIES, INC.                                             UBS WARBURG
                             ---------------------

           The date of this Prospectus Supplement is March 21, 2003.

                       DESCRIPTION OF NOTES WE MAY OFFER

     This description of the terms of the notes supplements the description of the general terms and provisions of the notes and replaces any inconsistent terms and provisions contained in "Description of Debt Securities We May Offer" in the accompanying prospectus. Each pricing supplement will describe the particular terms of the notes it offers. Unless the pricing supplement applicable to a note provides otherwise, however, each note will have the following terms. In this prospectus supplement, "we" means Popular North America, Inc.

     Popular North America, Inc. will issue the notes under the Popular North America senior indenture, which is described in the accompanying prospectus. The Popular North America senior indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended. The following description of some provisions of the Popular North America senior indenture and the notes is only a summary and is qualified by reference to the provisions of the Popular North America senior indenture and the notes. The terms and conditions below will apply to each note unless the applicable pricing supplement or foreign currency, multi-currency and indexed note supplement to the applicable pricing supplement specifies otherwise.

     Under the Popular North America senior indenture, Popular North America, Inc. may issue any amount of debt securities in one or more series. From time to time, Popular North America, Inc. may, without the consent of the holders, issue debt securities, including medium-term notes, under the Popular North America senior indenture in addition to the $1,761,125,000 principal amount of notes to which this prospectus supplement relates. The notes will be denominated in and payable in United States dollars unless the applicable pricing supplement provides otherwise.

     The notes will be unconditionally guaranteed as to payment of principal, premium, if any, and interest by Popular, Inc., as described in the accompanying prospectus under "Description of Debt Securities We May Offer -- Popular, Inc.'s Guarantee".

     The applicable pricing supplement will specify the interest rate or interest rate formula and other variable terms of each note. Popular North America, Inc. may change interest rates and interest rate formulae, but no change will affect any note already issued or for which Popular North America, Inc. has accepted an offer to purchase. Unless the applicable pricing supplement indicates otherwise, fixed rate notes will bear interest at fixed rates and floating rate notes will bear interest at floating rates determined by reference to one or more base rates adjusted by any spread and/or spread multiplier applicable to these notes. These terms are defined below in "Interest
Rates -- Floating Rate Notes". Original issue discount notes may be issued at significant discounts from their principal amount payable at maturity, and some original issue discount notes may not bear interest.

     Popular North America, Inc. may offer interest rates on notes that differ depending upon, among other factors, the principal amount of notes purchased in any single transaction. Popular North America, Inc. may also offer notes with variable terms other than interest rates concurrently to different investors. Popular North America, Inc. may change the terms of notes from time to time, but no change will affect any note that has been issued or as to which Popular North America, Inc. has accepted an offer to purchase.

     Each interest payment will equal the amount of interest that accrues from and includes the next preceding interest payment date on which interest has been paid (or from and including the date the note was issued, if no interest has been paid since then) up to and excluding the applicable interest payment date or at maturity.

     Unless otherwise indicated in a pricing supplement, the notes will be issued in book-entry, i.e., global form or fully registered certificated form. Book-entry notes may be transferred or exchanged through the depositary. "Description of Debt Securities We May Offer -- Legal Ownership of Securities" and "-- Special Considerations for Global Debt Securities" in the accompanying prospectus describe the procedures for transferring or exchanging book-entry notes. No service charge will be made for the registration of transfer or exchange of notes issued in certificated form, but Popular North America, Inc. may require the holder to pay any tax or other governmental charge in connection with a transfer or exchange.

                     INFORMATION IN THE PRICING SUPPLEMENT

     Your pricing supplement will describe one or more of the following terms of your note:

     - the stated maturity;

     - the specified currency or currencies for principal and interest, if not U.S. dollars;

     - the price at which we originally issue your note, expressed as a percentage of the principal amount, and the original issue date;

     - whether your note is a fixed rate note, a floating rate note or an indexed note and also whether it is an original issue discount note;

     - if your note is a fixed rate note, the yearly rate at which your note will bear interest, if any, and the interest payment dates, if different from those stated below under "-- Interest Rates -- Fixed Rate Notes";

     - if your note is a floating rate note, the interest rate basis, which may be one or more of the base rates described in "-- Interest
       Rates -- Floating Rate Notes" below; any applicable index currency or maturity, spread or spread multiplier or initial, maximum or minimum rate, if any; the interest reset, determination, calculation and payment dates; and the calculation agent, all of which we describe under "-- Interest Rates -- Floating Rate Notes" below;

     - if your note is an original issue discount note, the yield to maturity;

     - if your note is an indexed note, the principal amount, if any, we will pay you at maturity, the amount of interest, if any, we will pay you on an interest payment date or the formula we will use to calculate these amounts, if any, and whether your note will be exchangeable for or payable in stock of an issuer other than us or other property;

     - whether your note may be redeemed at our option or repaid at your option before the stated maturity and, if so, other relevant terms such as the redemption commencement date, repayment date(s), redemption price(s) and redemption period(s), all of which we describe under "-- Redemption and Repayment" below;

     - whether we will issue or make available your note in non-book-entry form; and

     - any other terms of your note that are consistent with the provisions of the indenture, which other terms could be different from those described in this prospectus supplement.

     Your pricing supplement will summarize specific financial and other terms of your note, while this prospectus supplement describes terms that apply generally to the notes as a series. Consequently, the terms described in your pricing supplement will supplement those described in this prospectus supplement and, if the terms described there are inconsistent with those described here, the terms described there will be controlling. The terms used in your pricing supplement have the meaning described in this prospectus supplement, unless otherwise specified.

                               PAYMENT MECHANICS

WHO RECEIVES PAYMENT?

     If interest is due on a note on an interest payment date, we will pay the interest to the person or entity in whose name the note is registered at the close of business on the regular record date relating to the interest payment date. See "-- Regular Record Dates for Interest" below for more information about the regular record dates. If interest is due at the maturity, we will pay the interest to the person or entity entitled to receive the principal of the note. If principal or another amount is payable on a note at the maturity, we will pay the amount to the holder of the note against surrender of the note at the corporate trust office of the paying agent in the Borough of Manhattan, New York City, which is located at 153 West 51st Street, 5th Floor, New York,

New York 10019, Attention: Corporate Trust Services, or, in the case of a global note, in accordance with the applicable policies of the depositary.

REGULAR RECORD DATES FOR INTEREST

     Unless we specify otherwise in the applicable pricing supplement, the regular record date relating to an interest payment date for any fixed rate note will be the June 1 or December 1 next preceding that interest payment date, and for any floating rate note will be the 15th calendar day before that interest payment date, in each case whether or not the record date is a business day. For the purpose of determining the holder at the close of business on a regular record date when business is not being conducted, the close of business will mean 5:00 P.M., New York City time, on that day.

HOW WE WILL MAKE PAYMENTS DUE IN U.S. DOLLARS

     We will follow the practice described in this subsection when paying amounts payable in U.S. dollars. Payments of amounts payable in other currencies will be made as described in the next subsection.

PAYMENTS ON GLOBAL NOTES

     We will make payments on a global note in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will pay directly to the depositary, or its nominee, and not to any indirect owners who own beneficial interests in the global note. An indirect owner's right to receive those payments will be governed by the rules and practices of the depositary and its participants, as described in the accompanying prospectus under "Description of Debt Securities We May Offer -- What Is a Global Debt Security?".

PAYMENTS ON NON-GLOBAL NOTES

     We will make payments on a note in non-global form as follows.

     - We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the trustee's records as of the close of business on the regular record date.

     - We will make all other payments by check at the paying agent described below, against surrender of the note.

     All payments by check will be made in "next-day" funds -- i.e., funds that become available on the day after the check is cashed.

     A holder of notes in certificated form with a principal amount of $10,000,000 or more may ask the paying agent in writing before a regular record date to pay interest due on the next interest payment date by transferring immediately available funds to an account at any bank in The City of New York or, with Popular North America, Inc.'s approval, to another bank. The holder must file this request with Bank One, NA, the paying agent, at its corporate trust office. Unless the paying agent receives written notice that the holder is revoking these wire transfer instructions on or before the regular record date immediately preceding an interest payment date or the fifteenth day before maturity, these instructions will apply to any further payment to the holder.

HOW WE WILL MAKE PAYMENTS DUE IN OTHER CURRENCIES

     We will follow the practice described in this subsection when paying amounts that are payable in a specified currency other than U.S. dollars.

PAYMENTS ON GLOBAL NOTES

     We will make payments on global notes in accordance with the applicable policies of the depository as in effect from time to time. We understand that these policies, as currently in effect at DTC, are as follows.

     Unless otherwise indicated in your pricing supplement, if you are an indirect owner of global notes denominated in a specified currency other than U.S. dollars and if you elect to receive payments in a specified currency other than U.S. dollars, you must notify the participant through which your interest in the global note is held of your election:

     - on or before the applicable regular record date, in the case of a payment of interest; or

     - on or before the 16th day before the stated maturity, or any redemption or repayment date, in the case of a payment of principal or any premium.

     You may elect to receive all or only a portion of any interest, principal or premium payment in a specified currency other than U.S. dollars.

     Your participant must, in turn, notify DTC of your election on or before the third DTC business day after that regular record date, in the case of a payment of interest, and on or before the 12th business day before stated maturity, or on the redemption or repayment date if your note is redeemed or repaid earlier, in the case of a payment of principal or any premium.

     DTC, in turn, will notify the paying agent of your election in accordance with DTC's procedures.

     If complete instructions are received by the participant and forwarded by the participant to DTC, and by DTC to the paying agent, on or before the dates noted above, the paying agent, in accordance with DTC's instructions, will make the payments to you or your participant by wire transfer of immediately available funds to an account maintained by the payee with a bank located in the country issuing the specified currency or in another jurisdiction outside the United States acceptable to us and the paying agent.

     If the steps described above are not properly completed, you will receive payments in U.S. dollars.

     Indirect owners of a global note denominated in a currency other than U.S. dollars should consult their banks or brokers for information on how to request payment in the specified currency.

PAYMENTS ON NON-GLOBAL NOTES

     Except as described in the last paragraph under this heading, we will make payments on notes in non-global form in the applicable specified currency. We will make these payments by wire transfer of immediately available funds to any account requested by the holder, provided the account is at a bank located in the country issuing the specified currency or is in another jurisdiction outside the United States acceptable to us and the trustee. To designate an account for wire payment, the holder must give the paying agent appropriate wire instructions at least five business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person or entity who is the holder on the regular record date. In the case of any other payment, the payment will be made only after the notes are surrendered to the paying agent. Any instructions, once properly given, will remain in effect unless and until new instructions are properly given in the manner described above.

     If a holder fails to give instructions as described above, we will notify the holder at the address in the trustee's records and will make the payment within five business days after the holder provides appropriate instructions. Any late payment made in these circumstances will be treated under the indenture as if made on the due date, and no interest will accrue on the late payment from the due date to the date paid.

     Although a payment on a note in non-global form may be due in a specified currency other than U.S. dollars, we will make the payment in U.S. dollars if the holder asks us to do so. To request U.S. dollar payment, the holder must provide appropriate written notice to the trustee at least five business days before the next due date for which payment in U.S. dollars is requested. In the case of any interest payment due on an interest payment date, the request must be made by the person or entity who is the holder on the regular record date. Any request, once properly made, will remain in effect unless and until revoked by notice properly given in the manner described above.

     Book-entry and other indirect owners of a note with a specified currency other than U.S. dollars should contact their banks or brokers for information about how to receive payments in the specified currency or in U.S. dollars.

CONVERSION TO U.S. DOLLARS

     When we are asked by a holder to make payments in U.S. dollars of an amount due in another currency, either on a global note or a non-global note as described above, we will determine the U.S. dollar amount the holder receives as follows. The exchange rate agent described below will request currency bid quotations expressed in U.S. dollars from three or, if three are not available, then two, recognized foreign exchange dealers in New York City, any of which may be the exchange rate agent, as of 11:00 A.M., New York City time, on the second business day before the payment date. Currency bid quotations will be requested on an aggregate basis, for all holders of notes and other debt securities, if any, requesting U.S. dollar payments of amounts due on the same date in the same specified currency. The U.S. dollar amount the holder receives will be based on the highest acceptable currency bid quotation received by the exchange rate agent. If the exchange rate agent determines that at least two acceptable currency bid quotations are not available on that second business day, the payment will be made in the specified currency.

     To be acceptable, a quotation must be given as of 11:00 A.M., New York City time, on the second business day before the due date and the quoting dealer must commit to execute a contract at the quotation. If some but not all of the relevant notes are LIBOR notes, the second preceding business day will be determined for this purpose as if none of those notes were LIBOR notes.

     A holder that requests payment in U.S. dollars will bear all associated currency exchange costs, which will be deducted from the payment.

WHEN THE SPECIFIED CURRENCY IS NOT AVAILABLE

     If we are obligated to make any payment in a specified currency other than U.S. dollars, and the specified currency or any successor currency is not available to us due to circumstances beyond our control -- such as the imposition of exchange controls or a disruption in the currency markets -- we will be entitled to satisfy our obligation to make the payment in that specified currency by making the payment in U.S. dollars, on the basis of the exchange rate, computed by the exchange rate agent, on the second business day before the particular payment or, if that rate is not then available, on the basis of the most recently available market exchange rate.

     For a specified currency other than U.S. dollars, the exchange rate will be the noon buying rate for cable transfers of the specified currency in The City of New York as certified for customs purposes (or, if not certified, as otherwise determined) by the Federal Reserve Bank of New York.

     The procedures described above will apply to any note, whether in global or non-global form, and to any payment, including a payment at maturity. Any payment made under the circumstances and in a manner described above will not result in a default under any note or the indenture.

EXCHANGE RATE AGENT

     If we issue a note in a specified currency other than U.S. dollars, we will appoint a financial institution to act as the exchange rate agent and will name the institution initially appointed when the note is originally issued in the applicable pricing supplement. We may select one of our affiliates or one of the agents or their affiliates to perform this role. We may change the exchange rate agent from time to time after the original issue date of the note without your consent and without notifying you of this change.

     All determinations made by the exchange rate agent will be at its sole discretion unless we state in the applicable pricing supplement that any determination requires our approval. In the absence of manifest error, those determinations will be conclusive for all purposes and binding on you and us, without any liability on the part of the exchange rate agent.

                             DENOMINATION OF NOTES

     Unless we specify differently in the pricing supplement relating to your note, the denomination of your note will be $100,000 or integral multiples of $1,000 above that. If your note is denominated in a specified currency other than U.S. dollars, the denomination of the note will be in an amount of the specified currency for the note equivalent to $100,000 and integral multiples of $1,000 above that, using an exchange rate equal to the noon buying rate in New York City for cable transfers for the specified currency on the first business day immediately before the date on which we accept the offer to buy the note.

                                 INTEREST RATES

FIXED RATE NOTES

     Each fixed rate note, except any zero coupon note, will bear interest from its original issue date or from the most recent date to which interest on the note has been paid or made available for payment. Interest will accrue on the principal of a fixed rate note at the fixed yearly rate stated in the applicable pricing supplement, until the principal is paid or made available for payment. Unless otherwise specified in the applicable pricing supplement, interest on a fixed rate note will be payable semiannually each June 15 and December 15, which will be the interest payment dates for a fixed rate note, and at maturity. Each payment of interest due on an interest payment date or the date of maturity will include interest accrued from and including the last date to which interest has been paid or made available for payment, or from the issue date if none has been paid or made available for payment, to but excluding the interest payment date or the date of maturity. If, however, an interest payment date or the maturity date of a fixed rate note falls on a day that is not a business day, we will make the required payment of principal, premium, if any, and/or interest on the next succeeding business day, and no additional interest will accrue with respect to the payment made on that next succeeding business day. We will compute interest on fixed rate notes on the basis of a 360-day year of twelve 30-day months. We will pay interest on each interest payment date and at maturity as described above under "-- Payment Mechanics". If the original issue date of a note is between a regular record date and the corresponding interest payment date, the initial interest payment will be made to the holder of record on the interest payment date after the next regular record date.

FLOATING RATE NOTES

     In this subsection, we use several specialized terms relating to the manner in which floating interest rates are calculated. These terms appear in BOLD, ITALICIZED type the first time they appear, and we define these terms in "-- Special Rate Calculation Terms" at the end of this subsection.

     Also, please remember that the specific terms of your note as described in your pricing supplement will supplement and may modify or replace the general terms regarding the floating rates of interest described in this subsection. The statements we make in this subsection may not apply to your note.

     Each floating rate note will bear interest from its original issue date or from the most recent date to which interest on the note has been paid or made available for payment. Interest will accrue on the principal of a floating rate note at the yearly rate determined according to the interest rate formula stated in the applicable pricing supplement, until the principal is paid or made available for payment. We will pay interest on each interest payment date and at maturity as described above under "-- Payment Mechanics".

BASE RATES

     We currently expect to issue floating rate notes that bear interest at rates based on one or more of the following base rates:

     - commercial paper rate;

     - prime rate;

     - LIBOR;

     - treasury rate;

     - CMT rate;

     - CD rate;

     - federal funds rate;

     - 11th district rate; and/or

     - any other base rate or interest rate formula as may be specified in your pricing supplement.

     If you purchase a floating rate note, your pricing supplement will specify the type or types of base rates applicable to your note.

INITIAL BASE RATE

     For any floating rate note, the base rate in effect from the original issue date to the first interest reset date will be the initial base rate. We will specify the initial base rate in the applicable pricing supplement.

SPREAD OR SPREAD MULTIPLIER

     In some cases, the base rate for a floating rate note may be adjusted:

     - by adding or subtracting a specified number of basis points, called the spread, with one basis point being 0.01%; or

     - by multiplying the base rate by a specified percentage, called the spread multiplier.

     If you purchase a floating rate note, your pricing supplement will specify whether a spread or spread multiplier will apply to your note and, if so, the amount of the spread or spread multiplier. We may change the spread, spread multiplier, INDEX MATURITY and other variable terms of the floating rate notes from time to time, but no change will affect any floating rate note previously issued or as to which we have accepted an offer.

     Your pricing supplement will also specify whether the floating rate note is a regular floating rate note, a floating rate/fixed rate note or an inverse floating rate note. Unless you purchase a floating rate note that is designated a floating rate/fixed rate note or an inverse floating rate note, your particular floating rate note will be a regular floating rate note. A regular floating rate note will bear interest at a rate determined by reference to the applicable rate as specified in your pricing supplement and as adjusted by the spread and/or spread multiplier, if applicable. Commencing on the first interest reset date, the rate at which interest on a regular floating rate note is payable will be reset as of each interest reset date. The interest rate in effect for the period, if any, from the date of issue to the first interest reset date will be the initial interest rate.

     A floating rate/fixed rate note will bear interest at a rate determined by reference to the applicable rate as specified in your pricing supplement and as adjusted by the spread and/or spread multiplier, if applicable. Commencing on the first interest reset date, the rate at which interest on a floating rate/fixed rate note is payable will be reset as of each interest reset date. The interest rate in effect for the period, if any, from the date of issue to the first interest reset date will be the initial interest rate, and the interest rate in effect commencing on the fixed rate commencement date will be the fixed interest rate, if specified in your pricing supplement, or, if not so specified, the interest rate in effect on the day immediately preceding the fixed rate commencement date.

     An inverse floating rate note will bear interest at a fixed rate minus the applicable interest rate as specified in your pricing supplement and as adjusted by the spread and/or spread multiplier, if applicable, provided, however, that interest on an inverse floating rate note will not be less than zero. Commencing on the first interest reset date, the rate at which interest on an inverse floating rate note is payable will be reset as of each interest reset date. The interest rate in effect for the period, if any, from the date of issue to the first interest reset date will be the initial interest rate.

     Your pricing supplement will also specify, if applicable, the fixed rate commencement date and the fixed interest rate, as those rates may apply to some floating rate notes.

MAXIMUM AND MINIMUM RATES

     The actual interest rate, after being adjusted by the spread or spread multiplier, may also be subject to either or both of the following limits:

     - a maximum rate -- i.e., a specified upper limit, or ceiling, that the actual interest rate in effect at any time may not exceed; and/or

     - a minimum rate -- i.e., a specified lower limit, or floor, that the actual interest rate in effect at any time may not fall below.

     If you purchase a floating rate note, your pricing supplement will specify whether a maximum rate and/or minimum rate will apply to your note and, if so, what those rates are.

     Whether or not a maximum rate applies, the interest rate on a floating rate note will in no event be higher than the maximum rate permitted by New York law, as it may be modified by U.S. law of general application. Under current New York law, the maximum rate of interest, with some exceptions, for any loan in an amount less than $250,000 is 16% and for any loan in the amount of $250,000 or more but less than $2,500,000 is 25% per year on a simple interest basis. These limits do not apply to loans of $2,500,000 or more.

     The rest of this subsection describes how the interest rate and the interest payment dates will be determined, and how interest will be calculated, on a floating rate note.

INTEREST RESET DATES

     The rate of interest on a floating rate note will be reset, by the calculation agent described below, daily, weekly, monthly, quarterly, semi-annually or annually. The date on which the interest rate resets and the reset rate becomes effective is called the interest reset date. Except as otherwise specified in the applicable pricing supplement, the interest reset date will be as follows:

     - for floating rate notes that reset daily, each BUSINESS DAY;

     - for floating rate notes that reset weekly and are not treasury rate notes, the Wednesday of each week;

     - for treasury rate notes that reset weekly, the Tuesday of each week, except as otherwise described in the next to last paragraph under "--Interest Determination Dates" below;

     - for floating rate notes that reset monthly and are not 11th district rate notes, the third Wednesday of each month;

     - for 11th district rate notes that reset monthly, the first calendar day of the month;

     - for floating rate notes that reset quarterly, the third Wednesday of March, June, September and December of each year;

     - for floating rate notes that reset semi-annually, the third Wednesday of each of two months of each year, as specified in the applicable pricing supplement; and

     - for floating rate notes that reset annually, the third Wednesday of one month of each year, as specified in the applicable pricing supplement.

     For a floating rate note, the interest rate in effect on any particular day will be the interest rate determined with respect to the latest interest reset date that occurs on or before that day. If an interest reset date falls on a day that is not a business day, that interest reset date will be postponed to the next succeeding business day, except where LIBOR is applicable and that business day falls in the next succeeding calendar month, the particular interest reset date will be the immediately preceding business day. Also, where a treasury rate is applicable, if the interest determination date would otherwise fall on an interest reset date, that interest reset date will be postponed to the next succeeding business day.

     There are several exceptions, however, to the reset provisions described above. The base rate in effect from the original issue date to the first interest reset date will be the initial base rate. For floating rate notes that reset daily or weekly, the base rate in effect for each day following the second business day before an interest payment date to, but excluding, the interest payment date, and for each day following the second business day before the maturity to, but excluding, the maturity, will be the base rate in effect on that second business day.

INTEREST DETERMINATION DATES

     The interest rate that takes effect on an interest reset date will be determined by the calculation agent by reference to a particular date called an interest determination date. Except as otherwise specified in the applicable pricing supplement:

     - For CD rate notes, CMT rate notes, commercial paper rate notes, federal funds rate notes and prime rate notes, the interest determination date relating to a particular interest reset date will be the second business day preceding that interest reset date.

     - For LIBOR notes, the interest determination date relating to a particular interest reset date will be the second LONDON BANKING DAY preceding the interest reset date unless the index currency is British Pounds sterling, in which case the interest determination date will be the applicable interest reset date. We refer to an interest determination date for a LIBOR note as a LIBOR interest determination date.

     - For treasury rate notes, the interest determination date relating to a particular interest reset date, which we refer to as a treasury interest determination date, will be the day of the week in which the interest reset date falls on which treasury bills -- i.e., direct obligations of the U.S. government -- would normally be auctioned. Treasury bills are usually sold at auction on the Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that the auction may be held on the preceding Friday. If as the result of a legal holiday an auction is held on the preceding Friday, that Friday will be the treasury interest determination date relating to the interest reset date occurring in the next succeeding week. If no auction is held for the week in which such interest reset date falls, then the interest reset date with respect to such week shall be the first business day of such week. If the auction is held on a day that would otherwise be an interest reset date, then the interest reset date will instead be the first business day following the auction date.

     - For 11th district rate notes, the interest determination date relating to a particular interest reset date will be the last working day in San Francisco, in the first calendar month before that interest reset date, on which the Federal Home Loan Bank of San Francisco publishes the monthly average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District for the second calendar month before that interest reset date. We refer to an interest determination date for an 11th district rate note as an 11th district interest determination date.

     - For notes with interest rates based on two or more rates, the interest determination date will be the most recent business day which is at least two business days prior to the applicable interest reset date for such note on which each interest rate basis is determined.

INTEREST CALCULATION DATES

     As described above, the interest rate that takes effect on a particular interest reset date will be determined by reference to the corresponding interest determination date. Except for LIBOR notes and 11th district rate notes, however, the determination of the rate will actually be made by a calculation agent on the corresponding interest calculation date. The interest calculation date will be the earlier of the following:

     - the tenth calendar day after the interest determination date or, if that tenth calendar day is not a business day, the next succeeding business day; or

     - the business day immediately preceding the interest payment date or the maturity, whichever is the day on which the next payment of interest will be due.

INTEREST PAYMENT DATES

     The interest payment dates for a floating rate note will depend on when the interest rate is reset and, unless we specify otherwise in the applicable pricing supplement, will be as follows:

     - for floating rate notes that reset daily, weekly or monthly, the third Wednesday of each month or the third Wednesday of March, June, September and December of each year, as specified in the applicable pricing supplement;

     - for floating rate notes that reset quarterly, the third Wednesday of March, June, September and December of each year;

     - for floating rate notes that reset semi-annually, the third Wednesday of the two months of each year specified in the applicable pricing supplement;

     - for floating rate notes that reset annually, the third Wednesday of the month specified in the applicable pricing supplement; and

     - for all floating rate notes, at maturity.

     Regardless of these rules, if a note is originally issued after the regular record date and before the date that would otherwise be the first interest payment date, the first interest payment date will be the date that would otherwise be the second interest payment date.

     If, however, an interest payment date or the maturity date of a floating rate note falls on a day that is not a business day, we will make the required payment of principal, premium, if any, and/or interest on the next succeeding business day, and no additional interest will accrue with respect to the payment made on that next succeeding business day.

CALCULATION OF INTEREST

     Calculations relating to floating rate notes will be made by the calculation agent, an institution that we appoint as our agent for this purpose. Unless the applicable pricing supplement provides otherwise, Bank One, NA will be the calculation agent for the floating rate notes. We may appoint a different institution to serve as calculation agent from time to time after the original issue date of a note without your consent and without notifying you of the change.

     For each floating rate note, the calculation agent will determine, on the corresponding interest calculation or determination date, as applicable, the interest rate that takes effect on each interest reset date. In addition, the calculation agent will calculate the amount of interest that has accrued during each interest period -- i.e., the period from and including the original issue date, or the last date to which interest has been paid or made available for payment, to but excluding the payment date. For each interest period, the calculation agent will calculate the amount of accrued interest by multiplying the face amount of the floating rate note by an accrued interest factor for the interest period. This factor will equal the sum of the interest factors calculated for each day during the interest period. The interest factor for each day will be expressed as a decimal and will be calculated by dividing the interest rate (also expressed as a decimal) applicable to that day:

     - by 360, in the case of commercial paper rate notes, prime rate notes, LIBOR notes, CD rate notes, federal funds rate notes and 11th district rate notes; or

     - by the actual number of days in the year, in the case of treasury rate notes and CMT rate notes.

     The interest factor for notes as to which the interest rate is based on two or more rates will be calculated in each interest period as if only the applicable rate specified in your pricing supplement applied.

     Upon the request of the holder of any floating rate note, the calculation agent will provide for that note the interest rate then in effect and, if determined, the interest rate that will become effective on the next interest reset date. The calculation agent's determination of any interest rate, and its calculation of the amount of interest for any interest period, will be final and binding in the absence of manifest error.

     All percentages resulting from any calculation relating to a note will be rounded upward or downward, as appropriate, to the next higher or lower one hundred-thousandth of a percentage point (e.g., 9.876541% (or .09876541) being rounded down to 9.87654% (or .0987654) and 9.876545% (or .09876545) being rounded up to 9.87655% (or .0987655)). All amounts used in or resulting from any calculation relating to a floating rate note will be rounded upward or downward, as appropriate, to the nearest cent, in the case of U.S. dollars, or to the nearest corresponding hundredth of a unit, in the case of a currency other than U.S. dollars, with one-half cent or one-half of a corresponding hundredth of a unit or more being rounded upward.

     In determining the base rate that applies to a floating rate note during a particular interest period, the calculation agent may obtain rate quotes from various banks or dealers active in the relevant market, as described in the following subsections. Those reference banks and dealers may include the calculation agent itself and its affiliates, as well as any agent and its affiliates, and they may include our affiliates.

COMMERCIAL PAPER RATE NOTES

     If you purchase a commercial paper rate note, your note will bear interest at a base rate equal to the commercial paper rate and adjusted by the spread or spread multiplier, if any, specified in your pricing supplement.

     The commercial paper rate will be the MONEY MARKET YIELD of the rate, for the relevant interest determination date, for commercial paper having the INDEX MATURITY specified in your pricing supplement, as published in H.15 (519) under the heading "Commercial Paper -- Nonfinancial":

     - If the rate described above is not published in H.15 (519) by 3:00 P.M., New York City time, on the relevant interest calculation date, then the commercial paper rate will be the rate, for the relevant interest determination date, for commercial paper having the index maturity specified in your pricing supplement, as published in H.15 DAILY UPDATE or any other recognized electronic source used for displaying that rate, under the heading "Commercial Paper -- Nonfinancial"; or

     - If the rate described in the prior paragraph is not published in H.15
       (519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from one of those sources at that time), the commercial paper rate will be the money market yield of the arithmetic mean of the following offered rates for U.S. dollar commercial paper that has the relevant index maturity and is placed for an industrial issuer whose bond rating is "Aa", or the equivalent, from a nationally recognized rating agency: the rates offered as of 11:00 A.M., New York City time, on the relevant interest determination date, by three leading U.S. dollar commercial paper dealers in The City of New York (which may include the agents or their affiliates) selected by the calculation agent; or

     - If fewer than three dealers selected by the calculation agent are quoting as described above, the commercial paper rate for the new interest period will be the commercial paper rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

PRIME RATE NOTES

     If you purchase a prime rate note, your note will bear interest at a base rate equal to the prime rate and adjusted by the spread or spread multiplier, if any, specified in your pricing supplement.

     The prime rate will be the rate, for the relevant interest determination date, published in H.15 (519) under the heading "Bank Prime Loan".

     - If the rate described above is not published in H.15 (519) by 3:00 P.M., New York City time, on the relevant interest calculation date, then the prime rate will be the rate, for the relevant interest determination date, as published in H.15 daily update or another recognized electronic source used for the purpose of displaying that rate, under the heading "Bank Prime Loan"; or

     - If the rate described in the prior paragraph is not published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from one of those sources at that time), then the prime rate will be the arithmetic mean of the following rates as they appear on the REUTERS SCREEN US PRIME 1 PAGE -- the rate of interest publicly announced by each bank appearing on that page as that bank's prime rate or base lending rate, as of 11:00 A.M., New York City time, on the relevant interest determination date; or

     - If fewer than four of these rates appear on the Reuters screen US Prime 1 page, the prime rate will be the arithmetic mean of the prime rates or base lending rates, as of the close of business on the relevant interest determination date, of three major banks in The City of New York selected by the calculation agent. For this purpose, the calculation agent will use rates quoted on the basis of the actual number of days in the year divided by a 360-day year; or

     - If fewer than three banks selected by the calculation agent are quoting as described above, the prime rate for the new interest period will be the prime rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

LIBOR NOTES

     If you purchase a LIBOR note, your note will bear interest at a base rate equal to LIBOR, which means the London interbank offered rate for deposits in U.S. dollars or any other index currency, as specified in your pricing supplement. In addition, the applicable LIBOR base rate will be adjusted by the spread or spread multiplier, if any, specified in your pricing supplement. LIBOR will be determined in the following manner:

     - LIBOR will be either:

      - the offered rate appearing on the MONEYLINE TELERATE LIBOR PAGE; or

      - the arithmetic mean of the offered rates appearing on the REUTERS SCREEN LIBOR PAGE unless that page by its terms cites only one rate, in which case that rate;

in either case, as of 11:00 A.M., London time, on the relevant LIBOR interest determination date, for deposits of the relevant index currency having the relevant index maturity beginning on the relevant interest reset date. Your pricing supplement will indicate the index currency, the index maturity and the reference page that apply to your LIBOR note. If no reference page is specified in your pricing supplement, the Moneyline Telerate LIBOR page will apply to your LIBOR note.

     - If the Moneyline Telerate LIBOR page applies and the rate described above does not appear on that page, or if the Reuters screen LIBOR page applies and fewer than two of the rates described above appear on that page or no rate appears on any page on which only one rate normally appears, then LIBOR will be determined on the basis of the rates, at approximately 11:00 A.M., London time, on the relevant LIBOR interest determination date, at which deposits of the following kind are offered to prime banks in the London interbank market by four major banks in that market selected by the calculation agent: deposits of the index currency having the relevant index maturity beginning on the relevant interest reset date, and in a REPRESENTATIVE AMOUNT. The calculation agent will request the principal London office of each of these banks to provide a quotation of its rate. If at least two quotations are provided, LIBOR for the relevant LIBOR interest determination date will be the arithmetic mean of the quotations; or

     - If fewer than two quotations are provided as described above, LIBOR for the relevant LIBOR interest determination date will be the arithmetic mean of the rates for loans of the following kind to leading European banks quoted, at approximately 11:00 A.M., in the principal financial center for the country of the index currency, on that LIBOR interest determination date, by three major banks in that financial center selected by the calculation agent: loans of the index currency having the relevant index maturity, beginning on the relevant interest reset date, and in a representative amount; or

     - If fewer than three banks selected by the calculation agent are quoting as described above, LIBOR for the new interest period will be LIBOR in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

TREASURY RATE NOTES

     If you purchase a treasury rate note, your note will bear interest at a base rate equal to the treasury rate and adjusted by the spread or spread multiplier, if any, specified in your pricing supplement.

     The treasury rate will be the rate for the auction, on the relevant treasury interest determination date, of treasury bills having the index maturity specified in your pricing supplement, as that rate appears on MONEYLINE TELERATE PAGE 56 or 57 under the heading "Investment Rate". If the treasury rate cannot be determined in this manner, the following procedures will apply.

     - If the rate described above does not appear on either page at 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from that source at that time), the treasury rate will be the BOND EQUIVALENT YIELD of the rate, for the relevant interest determination date, for the type of treasury bill described above, as published in H.15 Daily Update, or another recognized electronic source used for displaying that rate, under the heading "U.S. Government Securities/Treasury Bills/Auction High"; or

     - If the rate described in the prior paragraph does not appear in H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from one of those sources at that time), the treasury rate will be the bond equivalent yield of the auction rate, for the relevant treasury interest determination date and for treasury bills of the kind described above, as announced by the U.S. Department of the Treasury; or

     - If the auction rate described in the prior paragraph is not so announced by 3:00 P.M., New York City time, on the relevant interest calculation date, or if no such auction is held for the relevant week, then the treasury rate will be the bond equivalent yield of the rate, for the relevant treasury interest determination date and for treasury bills of the kind described above, as published in H.15 (519) under the heading "U.S. Government Securities/Treasury Bills/Secondary Market"; or

     - If the rate described in the prior paragraph is not published in H.15
       (519) by 3:00 P.M., New York City time, on the relevant interest calculation date, then the treasury rate will be the rate, for the relevant treasury interest determination date and for treasury bills of the kind described above, as published in H.15 Daily Update, or another recognized electronic source used for displaying that rate, under the heading "U.S. Government Securities/Treasury Bills/Secondary Market"; or

     - If the rate described in the prior paragraph is not published in H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from one of those sources at that time), the treasury rate will be the bond equivalent yield of the arithmetic mean of the following secondary market bid rates for the issue of treasury bills with a remaining maturity closest to the specified index maturity: the rates bid as of approximately 3:30 P.M., New York City time, on the relevant treasury interest determination date, by three primary U.S. government securities dealers in The City of New York selected by the calculation agent; or

     - If fewer than three dealers selected by the calculation agent are quoting as described in the prior paragraph, the treasury rate in effect for the new interest period will be the treasury rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

CMT RATE NOTES

     If you purchase a CMT rate note, your note will bear interest at a base rate equal to the CMT rate and adjusted by the spread or spread multiplier, if any, specified in your pricing supplement.

     The CMT rate will be the following rate displayed on the DESIGNATED CMT MONEYLINE TELERATE PAGE under the heading "Treasury Constant Maturities", under the column for the DESIGNATED CMT INDEX MATURITY:

     - if the designated CMT Moneyline Telerate page is Moneyline Telerate page 7051, the rate for the relevant interest determination date; or

     - if the designated CMT Moneyline Telerate page is Moneyline Telerate page 7052, the weekly or monthly average, as specified in your pricing supplement, for the week that ends immediately before the week in which the relevant interest determination date falls, or for the month that ends immediately before the month in which the relevant interest determination date falls, as applicable; or

     - if the applicable rate described above is not displayed on the relevant designated CMT Moneyline Telerate page at 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from one of those sources at that time), then the CMT rate will be the applicable treasury constant maturity rate described above -- i.e., for the designated CMT index maturity and for either the relevant interest determination date or the weekly or monthly average, as applicable -- as published in H.15 (519); or

     - if the applicable rate described in the prior paragraph is not published in H.15 (519) by 3:00 P.M., New York City time, on the relevant interest calculation date, then the CMT rate will be the treasury constant maturity rate, or other U.S. treasury rate, for the designated CMT index maturity and with reference to the relevant interest determination date, that:

      - is published by the Board of Governors of the Federal Reserve System, or the U.S. Department of the Treasury; and

      - is determined by the calculation agent to be comparable to the applicable rate formerly displayed on the designated CMT Moneyline Telerate page and published in H.15 (519); or

     - if the rate described in the prior paragraph is not published by 3:00 P.M., New York City time, on the relevant interest calculation date, then the CMT rate will be the yield to maturity of the arithmetic mean of the following secondary market offered rates for the most recently issued treasury notes having an original maturity of approximately the designated CMT index maturity and a remaining term to maturity of not less than the designated CMT index maturity minus one year and in a representative amount: the offered rates, as of approximately 3:30 P.M., New York City time, on the relevant interest determination date, of three primary U.S. government securities dealers in The City of New York selected by the calculation agent. In selecting these offered rates, the calculation agent will request quotations from five of these primary dealers and will disregard the highest quotation -- or, if there is equality, one of the highest -- and the lowest quotation -- or, if there is equality, one of the lowest. Treasury notes are direct, non-callable, fixed rate obligations of the U.S. government; or

     - if fewer than five but more than two of these primary dealers are quoting as described in the prior paragraph, then the CMT rate for the relevant interest determination date will be based on the arithmetic mean of the offered rates so obtained, and neither the highest nor the lowest of those quotations will be disregarded.

     - if fewer than three of these primary dealers are quoting as described in the paragraph preceding the prior paragraph, the CMT rate will be the yield to maturity of the arithmetic mean of the following secondary market offered rates for treasury notes with an original maturity longer than the designated CMT index maturity, with a remaining term to maturity closest to the designated CMT index maturity and in a representative amount: the offered rates, as of approximately 3:30 P.M., New York City time, on the relevant interest determination date, of three primary U.S. government securities dealers in The

       City of New York selected by the calculation agent. In selecting these offered rates, the calculation agent will request quotations from five of these primary dealers and will disregard the highest quotation -- or, if there is equality, one of the highest -- and the lowest quotation -- or, if there is equality, one of the lowest. If two treasury notes with an original maturity longer than the designated CMT index maturity have remaining terms to maturity that are equally close to the designated CMT index maturity, the calculation agent will obtain quotations for the treasury note with the shorter remaining term to maturity.

     - if fewer than five but more than two of these primary dealers are quoting as described in the prior paragraph, then the CMT rate for the relevant interest determination date will be based on the arithmetic mean of the offered rates so obtained, and neither the highest nor the lowest of those quotations will be disregarded; or

     - if fewer than three primary dealers selected by the calculation agent are quoting as described in the paragraph preceding the prior paragraph, the CMT rate in effect for the new interest period will be the CMT rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

CD RATE NOTES

     If you purchase a CD rate note, your note will bear interest at a base rate equal to the CD rate and adjusted by the spread or spread multiplier, if any, specified in your pricing supplement.

     The CD rate will be the rate, on the relevant interest determination date, for negotiable U.S. dollar certificates of deposit having the index maturity specified in your pricing supplement, as published in H.15 (519) under the heading "CDs (secondary market)".

     - If the rate described above is not published in H.15 (519) by 3:00 P.M., New York City time, on the relevant interest calculation date, then the CD rate will be the rate, for the relevant interest determination date, described above as published in H.15 Daily Update, or another recognized electronic source used for displaying that rate, under the heading "CDs (secondary market)"; or

     - If the rate described in the prior paragraph is not published in H.15
       (519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from one of those sources at that time), the CD rate will be the arithmetic mean of the following secondary market offered rates for negotiable U.S. dollar certificates of deposit of major U.S. money center banks with a remaining maturity closest to the specified index maturity, and in a representative amount: the rates offered as of 10:00 A.M., New York City time, on the relevant interest determination date, by three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York (which may include the agents or their affiliates), as selected by the calculation agent; or

     - If the dealers selected by the calculation agent are not quoting as described above, the CD rate in effect for the new interest period will be the CD rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

FEDERAL FUNDS RATE NOTES

     If you purchase a federal funds rate note, your note will bear interest at a base rate equal to the federal funds rate and adjusted by the spread or spread multiplier, if any, specified in your pricing supplement.

     The federal funds rate will be the rate for U.S. dollar federal funds on the relevant interest determination date, as published in H.15 (519) under the heading "Federal Funds (Effective)", as that rate is displayed on Moneyline Telerate page 120.

     - If the rate described above is not displayed on Moneyline Telerate page 120 by 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from that source at that time), then the federal funds rate will be the rate, for the relevant interest determination date, described above as published in H.15 Daily Update, or another recognized electronic source used for displaying that rate, under the heading "Federal Funds (Effective)"; or

     - If the rates described in the prior paragraphs are not displayed on Moneyline Telerate page 120 or are not published in H.15 (519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from one of those sources at that time), the federal funds rate will be the arithmetic mean of the rates for the last transaction in overnight U.S. dollar federal funds arranged, before 9:00 A.M., New York City time, on the relevant interest determination date, by three leading brokers of U.S. dollar federal funds transactions in The City of New York selected by the calculation agent; or

     - If the brokers selected by the calculation agent are not quoting as described above, the federal funds rate in effect for the new interest period will be the federal funds rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

11TH DISTRICT RATE NOTES

     If you purchase an 11th district rate note, your note will bear interest at a base rate equal to the 11th district rate and adjusted by the spread or spread multiplier, if any, specified in your pricing supplement.

     The 11th district rate will be the rate equal to the monthly weighted average cost of funds for the calendar month immediately before the relevant 11th district interest determination date, as displayed on Moneyline Telerate page 7058 under the heading "11th District" as of 11:00 A.M., San Francisco time, on that date.

     - If the rate described above does not appear on Moneyline Telerate page 7058 on the relevant 11th district interest determination date, then the 11th district rate for that date will be the monthly weighted average cost of funds paid by institutions that are members of the Eleventh Federal Home Loan Bank District for the calendar month immediately before the relevant 11th district interest determination date, as most recently announced by the Federal Home Loan Bank of San Francisco as that cost of funds; or

     - If the Federal Home Loan Bank of San Francisco fails to announce the cost of funds described in the prior paragraph on or before the relevant 11th district interest determination date, the 11th district rate in effect for the new interest period will be the 11th district rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

SPECIAL RATE CALCULATION TERMS

     In this subsection entitled "-- Interest Rates", we use several terms that have special meanings relevant to calculating floating interest rates. We define these terms as follows:

     "Bond equivalent yield" means a yield expressed as a percentage and calculated in accordance with the following formula:

                                                            D X N
                            bond equivalent yield  =                   X 100
                                                        -------------
                                                        360 - (D X M)

     where

     - "D" means the annual rate for treasury bills quoted on a bank discount basis and expressed as a decimal;

     - "N" means 365 or 366, as the case may be; and

     - "M" means the actual number of days in the applicable interest reset period.

"Business day" means, for any note, a day that meets all the following applicable requirements:

     - for all notes, is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which commercial banking institutions generally are authorized or required by law, regulation or executive order to close in The City of New York;

     - if the note is a LIBOR note, is also a London banking day; and

     - if the note has a specified currency other than U.S. dollars, is also a day on which banking institutions are not authorized or required by law, regulation or executive order to close in the principal financial center of the country issuing the specified currency. If the specified currency is euro, the day must also be a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer System is open. The term "principal financial center" refers to (i) the capital city of the country issuing the specified currency (which in the case of those countries whose currencies were replaced by the euro, shall be Brussels, Belgium) or (ii) the capital city of the country to which the LIBOR currency, if applicable, relates, except, in each case with respect to United States dollars, Australian dollars, Canadian dollars, New Zealand dollars, South African rand and Swiss francs, the term "principal financial center" refers to The City of New York, Sydney and (solely in the case of specified currency) Melbourne, Toronto, Wellington, Johannesburg and Zurich, respectively.

     "Designated CMT index maturity" means the index maturity for a CMT rate note and will be the original period to maturity of a U.S. treasury security -- either 1, 2, 3, 5, 7, 10, 20 or 30 years -- specified in the applicable pricing supplement. If no such original maturity period is so specified, the designated CMT index maturity will be 2 years.

     "Designated CMT Moneyline Telerate page" means the Moneyline Telerate page specified in the applicable pricing supplement that displays treasury constant maturities as reported in H.15 (519). If no Moneyline Telerate page is so specified, then the applicable page will be Moneyline Telerate page 7052. If Moneyline Telerate Page 7052 applies but the applicable pricing supplement does not specify whether the weekly or monthly average applies, the weekly average will apply.

     "H.15 (519)" means the weekly statistical release designated as "H.15
(519)", or any successor publication, published by the Board of Governors of the Federal Reserve System.

     "H.15 Daily Update" means the daily update of H.15 (519) available through the worldwide-web site of the Board of Governors of the Federal Reserve System, at http://www.federalreserve.gov/releases/h15/update, or any successor site or publication.

     "Index currency" means, with respect to a LIBOR note, the currency specified as such in the applicable pricing supplement. The index currency may be U.S. dollars or any other currency, and will be U.S. dollars unless another currency is specified in the applicable pricing supplement.

     "Index maturity" means, with respect to a floating rate note, the period to maturity of the instrument or obligation on which the interest rate formula is based, as specified in the applicable pricing supplement.

     "London banking day" means a day on which commercial banks are open for business (including dealings in the relevant index currency) in London.

     "Money market yield" means a yield expressed as a percentage and calculated in accordance with the following formula:

                                                        D X 360
                            money market yield  =                   X 100
                                                     -------------
                                                     360 - (D X M)

where

     - "D" means the annual rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and

     - "M" means the actual number of days in the relevant interest reset period.

     "Moneyline Telerate LIBOR page" means Moneyline Telerate page 3750 or any replacement page or pages on which London interbank rates of major banks for the relevant index currency are displayed.

     "Moneyline Telerate page" means the display on Moneyline Telerate, or any successor service, on the page or pages specified in this prospectus supplement or the applicable pricing supplement, or any replacement page or pages on that service.

     "Representative amount" means an amount that, in the calculation agent's judgment, is representative of a single transaction in the relevant market at the relevant time.

     "Reuters screen LIBOR page" means the display on the Reuters Monitor Money Rates Service, or any successor service, on the page designated as "LIBO" or any replacement page or pages on which London interbank rates of major banks for the relevant index currency are displayed.

     "Reuters screen US Prime 1 page" means the display on the "US PRIME 1" page on the Reuters Monitor Money Rates Service, or any successor service, or any replacement page or pages on that service, for the purpose of displaying prime rates or base lending rates of major U.S. banks.

     If, when we use the terms designated CMT Moneyline Telerate page, H.15
(519), H.15 Daily Update, Reuters screen LIBOR page, Reuters screen US PRIME 1 page, Moneyline Telerate LIBOR page or Moneyline Telerate page, we refer to a particular heading or headings on any of those pages, those references include any successor or replacement heading or headings as determined by the calculation agent.

                                 INDEXED NOTES

     We may issue notes with the amount of principal, premium and/or interest payable in respect of the notes to be determined with reference to the price or prices of specified commodities or stocks, to the exchange rate of one or more designated currencies relative to an indexed currency or to other items, which we will specify, if applicable, in your pricing supplement. In certain cases, holders of indexed notes may receive a principal payment on the maturity date that is greater than or less than the principal amount of the indexed notes depending upon the relative value on the maturity date of the specified indexed item. Information as to the method for determining the amount of principal, premium, if any, and/or interest, if any, payable in respect of indexed notes, certain historical information with respect to the specified indexed item and any material tax considerations associated with an investment in indexed notes will be specified in your pricing supplement.

                         ORIGINAL ISSUE DISCOUNT NOTES

     We may issue notes at a price lower than their stated principal amount which may or may not bear interest. These notes are called original issue discount notes. If original issue discount notes are redeemed before the stated maturity or their maturity is accelerated, the holder will be entitled to receive less than the principal amount of the notes that it holds as provided in the applicable pricing supplement. In addition, original issue discount notes may be considered "discount notes" for U.S. federal income tax purposes, as "United States Taxation -- Original Issue Discount" describes later in this prospectus supplement. The pricing supplement may describe other considerations that apply only to original issue discount notes.

                                AMORTIZING NOTES

     We will make payments on amortized notes at intervals specified in the pricing supplement and at maturity. Unless the applicable pricing supplement specifies otherwise, interest on an amortizing note will be computed on the basis of a 360-day year of twelve 30-day months. Payments on amortizing notes will count towards interest first and then to the reduction of the unpaid principal amount. The applicable pricing supplement and note each will provide information regarding repayment and other matters.

                     FOREIGN CURRENCY NOTES, MULTI-CURRENCY
                            NOTES AND INDEXED NOTES

     A foreign currency or indexed currency supplement in the applicable pricing supplement will establish provisions that apply to notes denominated in a currency other than U.S. dollars. This currency supplement will specify the following information:

     - the currency or currencies, including composite currencies, of payments on the note;

     - tax considerations;

     - method for determining the principal amount due at maturity;

     - risks associated with this type of note;

     - whether the principal amount at maturity will be determined by reference to the exchange rate of a currency other than U.S. dollars to an indexed currency or other index. Indexed notes' principal amount due at maturity may be greater or less than the face amount of the note depending upon the relative value of the non-U.S. currency and the indexed currency; and

     - any other terms relating to the denomination in a currency other than U.S. dollars.

                            REDEMPTION AND REPAYMENT

     Unless otherwise indicated in your pricing supplement, your note will not be entitled to the benefit of any sinking fund -- that is, we will not deposit money on a regular basis into any separate custodial account to repay your notes. We will be entitled to redeem your notes in the circumstances described in the accompanying prospectus under "Description of Debt Securities We May Offer -- Redemption and Repayment". Except as described in the accompanying prospectus, we will not be entitled to redeem your note before its stated maturity unless your pricing supplement specifies a redemption commencement date. You will not be entitled to require us to buy your note from you before its stated maturity unless your pricing supplement specifies one or more repayment dates.

     If your pricing supplement specifies a redemption commencement date or a repayment date, it will also specify one or more redemption prices, which will be expressed as a percentage of the principal amount of your note. It may also specify one or more redemption periods during which the redemption prices relating to a redemption of notes during those periods will apply.

     If your pricing supplement specifies a redemption commencement date, your note will be redeemable at our option at any time on or after that date. If we redeem your note, we will do so at the specified redemption price, together with interest accrued to the redemption date. If different prices are specified for different redemption periods, the price we pay will be the price that applies to the redemption period during which your note is redeemed.

     If your pricing supplement specifies a repayment date, your note will be repayable at your option on the specified repayment date at the specified repayment price, together with interest accrued to the repayment date.

     If we exercise an option to redeem any note, we will give to the trustee and the holder written notice of the principal amount of the note to be redeemed, not less than 30 days nor more than 60 days before the applicable redemption date. We will give the notice in the manner described in the accompanying prospectus under "Description of Debt Securities We May
Offer -- Notices".

     If a note represented by a global note is repayable at the holder's option, DTC or its nominee, as the holder, will be the only person that can exercise the right to repayment. Any indirect owners who own beneficial interests in the global note and wish to exercise a repayment right must give proper and timely instructions to their banks or brokers through which they hold their interest, requesting that they notify DTC to exercise the repayment right on their behalf. Different firms have different deadlines for accepting instructions from their customers, and you should take care to act promptly enough to ensure that your request is given effect by DTC before the applicable deadline for exercise.

     Street name and other indirect owners should contact their banks or brokers for information about how to exercise a repayment right in a timely manner.

     If the option of the holder to elect repayment as described above is deemed to be a "tender offer" within the meaning of Rule 14e-1 under the Securities Exchange Act of 1934, we will comply with Rule 14e-1 as then in effect to the extent applicable.

     We or our affiliates may purchase notes from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Notes that we or they purchase may, at our discretion, be held, resold or canceled.

                             UNITED STATES TAXATION

     This section describes the principal United States federal income tax consequences of owning the notes we are offering. This section represents the opinion of Sullivan & Cromwell LLP, counsel to Popular North America, Inc. It applies to you only if you are an initial purchaser of notes and you own your notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

     - a dealer in securities or currencies;

     - a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

     - an individual that is a bona fide resident of Puerto Rico during the entire taxable year;

     - a bank;

     - a life insurance company;

     - a tax-exempt organization;

     - a person that owns notes that are a hedge or that are hedged against interest rate or currency risks;

     - a person that owns notes as part of a straddle or conversion transaction for tax purposes; or

     - a person whose functional currency for tax purposes is not the U.S.
       dollar.

     This section deals only with notes that are due to mature 30 years or less from the date on which they are issued. The United States federal income tax consequences of owning notes that are due to mature more than 30 years from their date of issue will be discussed in an applicable pricing supplement. This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws may change, possibly on a retroactive basis.

     Please consult your own tax advisor concerning the consequences of owning these notes in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

                             UNITED STATES HOLDERS

     This section describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a note and you are:

     - a citizen or resident of the United States;

     - a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

     - an estate whose income is subject to United States federal income tax regardless of its source; or

     - a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

     If you are not a United States holder, this section does not apply to you and you should refer to "-- United States Alien Holders" below.

PAYMENTS OF INTEREST

     Except as described below in the case of interest on a discount note that is not qualified stated interest (each as defined below under "-- Original Issue Discount"), you will be taxed on any interest on your note, whether payable in U.S. dollars or a currency, composite currency or basket of currencies other than U.S. dollars, which we call a "foreign currency", as ordinary income at the time you receive the interest or it accrues, depending on your method of accounting for tax purposes.

     Cash Basis Taxpayers. If you are a taxpayer that uses the cash receipts and disbursements method of accounting for tax purposes and you receive an interest payment that is denominated in, or determined by reference to, a foreign currency, you must recognize income equal to the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

     Accrual Basis Taxpayers. If you are a taxpayer that uses an accrual method of accounting for tax purposes, you may determine the amount of income that you recognize with respect to an interest payment denominated in, or determined by reference to, a foreign currency by using one of two methods. Under the first method, you will determine the amount of income accrued based on the average exchange rate in effect during the interest accrual period (or, with respect to an accrual period that spans two taxable years, that part of the period within the taxable year).

     If you elect the second method, you would determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period (or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year). Additionally, under this second method, if you receive a payment of interest within five business days of the last day of your accrual period or taxable year, you may instead translate the interest accrued into U.S. dollars at the exchange rate in effect on the day that you actually receive the interest payment. If you elect the second method it will apply to all debt instruments that you own at the beginning of the first taxable year to which the election applies and to all debt instruments that you acquire after that time. You may not revoke this election without the consent of the Internal Revenue Service.

     When you actually receive an interest payment (including a payment attributable to accrued but unpaid interest upon the sale or retirement of your note) denominated in, or determined by reference to, a foreign currency for which you accrued an amount of income, you will recognize ordinary income or loss measured by the difference, if any, between the exchange rate that you used to accrue interest income and the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

ORIGINAL ISSUE DISCOUNT

     If you own a note, other than a note with a term of one year or less (a short-term note), it will be treated as issued at an original issue discount (a discount note) if the amount by which the note's "stated redemption price at maturity" exceeds its "issue price" is more than a "de minimis amount". All three terms are defined below. Generally, a note's issue price will be the first price at which a substantial amount of notes included in the issue of which the note is a part are sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. A note's stated redemption price at maturity is the total of all payments provided by the note that are not payments of qualified stated interest. Generally, an interest payment on a note is qualified stated interest if it is one of a series of stated interest payments on a note that are unconditionally payable at least annually at a single fixed rate (with some exceptions for lower rates paid during some periods) applied to the outstanding principal amount of the note. There are special rules for variable rate notes that we discuss below under "-- Variable Rate Notes".

     In general, your note is not a discount note if the amount by which its stated redemption price at maturity exceeds its issue price is less than 1/4 of 1 percent of its stated redemption price at maturity multiplied by the number of complete years to its maturity (the de minimis amount). Your note will have de minimis original issue discount if the amount of the excess is less than the de minimis amount. If, however, the amount of original issue discount on your note is more than the de minimis amount as otherwise determined, and all stated interest provided for in your note would be qualified stated interest except that for one or more accrual periods the interest rate is below the rate applicable for the remainder of your note's term, then for purposes of determining whether your note has de minimis original issue discount your note's stated redemption price at maturity is treated as equal to the note's issue price plus the greater of the amount of foregone interest or the excess (if any) of the instrument's stated principal amount over its issue price. The amount of foregone interest is the amount of additional stated interest that would be required to be payable on your note during the period of the interest shortfall so that all stated interest would be qualified stated interest. If your note has de minimis original issue discount, you must include the de minimis amount in income as stated principal payments are made on the note, unless you make the election described below under "-- Election to Treat All Interest as Original Issue Discount". You can determine the includible amount with respect to each such payment by multiplying the total amount of your note's de minimis original issue discount by a fraction equal to:

     - the amount of the principal payment made divided by

     - the stated principal amount of the note.

     Inclusion of Original Issue Discount in Income. Generally, if your discount note matures more than one year from its date of issue, you must include original issue discount, which we call "OID", in income before you receive cash attributable to that income. The amount of OID that you must include in income is calculated using a constant-yield method, and generally you will include increasing amounts of OID in income over the life of your discount note. More specifically, you can calculate the amount of OID that you must include in income by adding the daily portions of OID with respect to your discount note for each day during the taxable year or portion of the taxable year that you hold your discount note (accrued OID). You can determine the daily portion by allocating to each day in any accrual period a pro rata portion of the OID allocable to that accrual period. You may select an accrual period of any length with respect to your discount note and you may vary the length of each accrual period over the term of your discount note. However, no accrual period may be longer than one year and each scheduled payment of interest or principal on your discount note must occur on either the first or final day of an accrual period.

     You can determine the amount of OID allocable to an accrual period by:

     - multiplying your discount note's adjusted issue price at the beginning of the accrual period by your note's yield to maturity, and then

     - subtracting from this figure the sum of the payments of qualified stated interest on your note allocable to the accrual period.

     You must determine the discount note's yield to maturity on the basis of compounding at the close of each accrual period and adjusting for the length of each accrual period. Further, you determine your discount note's adjusted issue price at the beginning of any accrual period by:

     - adding your discount note's issue price and any accrued OID for each prior accrual period, and then

     - subtracting any payments previously made on your discount note that were not qualified stated interest payments.

     If an interval between payments of qualified stated interest on your discount note contains more than one accrual period, then, when you determine the amount of OID allocable to an accrual period, you must allocate the amount of qualified stated interest payable at the end of the interval, including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval, pro rata to each accrual period in the interval based on their relative lengths. In addition, you must increase the adjusted issue price at the beginning of each accrual period in the interval by the amount of any qualified stated interest that has accrued before the first day of the accrual period but that is not payable until the end of the interval. You may compute the amount of OID allocable to an initial short accrual period by using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length.

     The amount of OID allocable to the final accrual period is equal to the difference between:

     - the amount payable at the maturity of your note other than any payment of qualified stated interest, and

     - your note's adjusted issue price as of the beginning of the final accrual period.

     Acquisition Premium. If you purchase your note for an amount that is less than or equal to the sum of all amounts, other than qualified stated interest, payable on your note after the purchase date but is greater than the amount of your note's adjusted issue price (determined as described above under "-- Original Issue Discount"), the excess is acquisition premium. If you do not make the election described below under "-- Election to Treat All Interest as Original Issue Discount", then you must reduce the daily portions of OID by an amount equal to:

     - the excess of your adjusted basis in the note immediately after purchase over the adjusted issue price of your note, divided by

     - the excess of the sum of all amounts payable, other than qualified stated interest, on your note after the purchase date over your note's adjusted issue price.

     Market Discount. You will be treated as if you purchased your note, other than a short-term note, at a market discount and your note will be a market discount note if:

     - you purchase your note for less than its issue price (determined as described above under "-- Original Issue Discount"); and

     - the difference between the note's stated redemption price at maturity or, in the case of a discount note, the note's revised issue price, and the price you paid for your note is equal to or greater than 1/4 of 1 percent of your note's stated redemption price at maturity or the revised issue price, respectively, multiplied by the number of complete years to the note's maturity. To determine the revised issue price of your note for these purposes, you generally add any OID that has accrued on your note to its issue price.

     If your note's stated redemption price at maturity or, in the case of a discount note, its revised issue price, does not exceed the price you paid for the note by 1/4 of 1 percent multiplied by the number of complete years to the note's maturity, the excess constitutes de minimis market discount, and the rules that we discuss below are not applicable to you.

     If you recognize gain on the maturity or disposition of your market discount note, you must treat it as ordinary income to the extent of the accrued market discount on your note. Alternatively, you may elect to include market discount in income currently over the life of your note. If you make this election, it will apply to all debt instruments with market discount that you acquire on or after the first day of the first taxable year to which the election applies. You may not revoke this election without the consent of the Internal Revenue Service. If you own a market discount note and do not make this election, you will generally be required to defer deductions for interest on borrowings allocable to your note in an amount not exceeding the accrued market discount on your note until the maturity or disposition of your note.

     You will accrue market discount on your market discount note on a straight-line basis unless you elect to accrue market discount using a constant-yield method. If you elect to accrue market discount using a constant-yield method, this method will apply only to the note with respect to which it is made and you may not revoke this election.

     Pre-Issuance Accrued Interest. An election can be made to decrease the issue price of your note by the amount of pre-issuance accrued interest if:

     - a portion of the initial purchase price of your note is attributable to pre-issuance accrued interest;

     - the first stated interest payment on your note is to be made within one year of your note's issue date; and

     - the payment will equal or exceed the amount of pre-issuance accrued interest.

     If this election is made, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on your note.

     Notes Subject to Contingencies Including Optional Redemption. Your note is subject to a contingency if it provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies, other than a remote or incidental contingency, whether this contingency relates to payments of interest or of principal. In this case, you must determine the yield and maturity of your note by assuming that the payments will be made according to the payment schedule most likely to occur if:

     - the timing and amounts of the payments that comprise each payment schedule are known as of the issue date; and

     - one of these schedules is significantly more likely than not to occur.

     If there is no single payment schedule that is significantly more likely than not to occur, other than because of a mandatory sinking fund, you must include income on your note in accordance with the general rules that govern contingent payment obligations. These rules will be discussed in the applicable pricing supplement.

     Notwithstanding the general rules for determining yield and maturity, if your note is subject to contingencies, and either you or Popular North America, Inc. has an unconditional option or options that, if exercised, would require payments to be made on the note under an alternative payment schedule or schedules, then:

     - in the case of an option or options that Popular North America, Inc. may exercise, Popular North America, Inc. will be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on your note; and

     - in the case of an option or options that you may exercise, you will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on your note.

     If both you and Popular North America, Inc. hold options described in the preceding sentence, those rules will apply to each option in the order in which they may be exercised. You may determine the yield on your note for the purposes of those calculations by using any date on which your note may be redeemed or repurchased as the maturity date and the amount payable on the date that you chose in accordance with the terms of your note as the principal amount payable at maturity.

     If a contingency, including the exercise of an option, actually occurs or does not occur contrary to an assumption made according to the above rules then, except to the extent that a portion of your note is repaid as a result of this change in circumstances and solely to determine the amount and accrual of OID, you must redetermine the yield and maturity of your note by treating your note as having been retired and reissued on the date of the change in circumstances for an amount equal to your note's adjusted issue price on that date.

     Election to Treat All Interest as Original Issue Discount. You may elect to include in gross income all interest that accrues on your note using the constant-yield method described above under the heading "-- Inclusion of Original Issue Discount in Income", with the modifications described below. For purposes of this election, interest will include stated interest, OID, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium (described below under "-- Notes Purchased at a Premium") or acquisition premium.

     If you make this election for your note, then, when you apply the constant-yield method:

     - the issue price of your note will equal your cost;

     - the issue date of your note will be the date you acquired it; and

     - no payments on your note will be treated as payments of qualified stated interest.

     Generally, this election will apply only to the note for which you make it unless the note has amortizable bond premium or market discount. If the note has amortizable bond premium, you will be deemed to have elected to apply amortizable bond premium against interest for all debt instruments with amortizable bond premium, other than debt instruments the interest on which is excludible from gross income, that you own as of the beginning of the taxable year to which the election applies or any taxable year after that year. Additionally, if you make this election for a market discount note, you will be treated as having made the election discussed above under "-- Market Discount" to include market discount in income currently over the life of all debt instruments that you currently own or later acquire. You may not revoke any election to apply the constant-yield method to all interest on a note or the deemed elections with respect to amortizable bond premium or market discount notes without the consent of the Internal Revenue Service.

     Variable Rate Notes.  Your note will be a variable rate note if:

     - your note's issue price does not exceed the total noncontingent principal payments by more than the lesser of:

          1. .015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date; or

          2. 15 percent of the total noncontingent principal payments; and

     - your note provides for stated interest (compounded or paid at least annually) only at:

          1. one or more qualified floating rates;

          2. a single fixed rate and one or more qualified floating rates;

          3. a single objective rate; or

          4. a single fixed rate and a single objective rate that is a qualified inverse floating rate.

     Your note will have a variable rate that is a qualified floating rate if:

     - variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which your note is denominated; or

     - the rate is equal to this kind of rate multiplied by either:

          1. a fixed multiple that is greater than 0.65 but not more than 1.35;
     or

          2. a fixed multiple greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate; and

     - the value of the rate on any date during the term of your note is set no earlier than three months before the first day on which that value is in effect and no later than one year following that first day.

     If your note provides for two or more qualified floating rates that are within 0.25 percentage points of each other on the issue date or can reasonably be expected to have approximately the same values throughout the term of the note, the qualified floating rates together constitute a single qualified floating rate.

     Your note will not have a qualified floating rate, however, if the rate is subject to some restrictions (including caps, floors, governors, or other similar restrictions) unless these restrictions are fixed throughout the term of the note or are not reasonably expected to significantly affect the yield on the note.

     Your note will have a variable rate that is a single objective rate if:

     - the rate is not a qualified floating rate;

     - the rate is determined using a single, fixed formula that is based on objective financial or economic information that is not within the control of or unique to the circumstances of the issuer or a related party; and

     - the value of the rate on any date during the term of your note is set no earlier than three months before the first day on which that value is in effect and no later than one year following that first day.

     Your note will not have a variable rate that is an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of your note's term will be either significantly less than or significantly greater than the average value of the rate during the final half of your note's term.

     An objective rate as described above is a qualified inverse floating rate if:

     - the rate is equal to a fixed rate minus a qualified floating rate; and

     - the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds.

     Your note will also have a single qualified floating rate or an objective rate if interest on your note is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period, and either:

     - the fixed rate and the qualified floating rate or objective rate have values on the issue date of the note that do not differ by more than 0.25 percentage points; or

     - the value of the qualified floating rate or objective rate is intended to approximate the fixed rate.

     Commercial paper rate notes, prime rate notes, LIBOR notes, treasury rate notes, CMT rate notes, CD rate notes, 11th district rate notes, and federal funds rate notes generally will be treated as variable rate notes under these rules.

     In general, if your variable rate note provides for stated interest at a single qualified floating rate or objective rate (or one of those rates after a single fixed rate for an initial period), all stated interest on your note is qualified stated interest. In this case, the amount of OID, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, in the case of any other objective rate, a fixed rate that reflects the yield reasonably expected for your note.

     If your variable rate note does not provide for stated interest at a single qualified floating rate or a single objective rate, and also does not provide for interest payable at a fixed rate, other than at a single fixed rate for an initial period, you generally must determine the interest and OID accruals on your note by:

     - determining a fixed rate substitute for each variable rate provided under your variable rate note;

     - constructing the equivalent fixed rate debt instrument (using the fixed rate substitute described above);

     - determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument; and

     - adjusting for actual variable rates during the applicable accrual period.

     When you determine the fixed rate substitute for each variable rate provided under the variable rate note, you generally will use the value of each variable rate as of the issue date or, for an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on your note.

     If your variable rate note provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and also provides for stated interest at a single fixed rate, other than at a single fixed rate for an initial period, you generally must determine interest and OID accruals by using the method described in the previous paragraph. However, your variable rate note will be treated, for purposes of the first three steps of the determination, as if your note had provided for a qualified floating rate, or a qualified inverse floating rate, rather than the fixed rate. The qualified floating rate, or qualified inverse floating rate, that replaces the fixed rate must be such that the fair market value of your variable rate note as of the issue date approximates the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate, or qualified inverse floating rate, rather than the fixed rate.

     Short-Term Notes. In general, if you are an individual or other cash basis United States holder of a short-term note, you are not required to accrue OID, as specially defined below for the purposes of this paragraph, for United States federal income tax purposes unless you elect to do so. However, you may be required to include any stated interest in income as you receive it. If you are an accrual basis taxpayer, a taxpayer in a special class, including, but not limited to, a regulated investment company, common trust fund, or a certain type of pass-through entity, or a cash basis taxpayer who so elects, you will be required to accrue OID on short-term notes on either a straight-line basis or under the constant-yield method, based on daily compounding. If you are not required and do not elect to include OID in income currently, any gain you realize on the sale or retirement of your short-term note will be ordinary income to the extent of the OID accrued on a straight-line basis, unless you make an election to accrue the OID under the constant-yield method, through the date of sale or retirement. However, if you are not required and do not elect to accrue OID on your short-term notes, you will be required to defer deductions for interest on borrowings allocable to your short-term notes in an amount not exceeding the deferred income until the deferred income is realized.

     When you determine the amount of OID subject to these rules, you must include all interest payments on your short-term note, including stated interest, in your short-term note's stated redemption price at maturity.

     Foreign Currency Discount Notes. If your discount note is denominated in, or determined by reference to, a foreign currency, you must determine OID for any accrual period on your discount note in the foreign currency and then translate the amount of OID into U.S. dollars in the same manner as stated interest accrued by an accrual basis United States holder, as described under "-- Payments of Interest -- Accrual Basis Taxpayers" above. You may recognize ordinary income or loss when you receive an amount attributable to OID in connection with a payment of interest or the sale or retirement of your note.

NOTES PURCHASED AT A PREMIUM

     If you purchase your note for an amount in excess of its principal amount, you may elect to treat the excess as amortizable bond premium. If you make this election, you will reduce the amount required to be included in your income each year with respect to interest on your note by the amount of amortizable bond premium allocable, based on your note's yield to maturity, to that year. If your note is denominated in, or determined by reference to, a foreign currency, you will compute your amortizable bond premium in units of the foreign currency and your amortizable bond premium will reduce your interest income in units of the foreign currency. Gain or loss recognized that is attributable to changes in exchange rates between the time your amortized bond premium offsets interest income and the time of the acquisition of your note is generally taxable as ordinary income or loss. If you make an election to amortize bond premium, the election will apply to all debt instruments (other than debt instruments, the interest on which is excludible from gross income) that you hold at the beginning of the first taxable year to which the election applies, and to all debt instruments that you acquire after that time, and you may not revoke it without the consent of the Internal Revenue Service. See also "-- Original Issue Discount -- Election to Treat All Interest as Original Issue Discount" for more information about the consequences of an election to amortize bond premium.

PURCHASE, SALE AND RETIREMENT OF THE NOTES

     Your tax basis in your note will generally be the U.S. dollar cost (as defined below) of your note, adjusted by:

     - adding any OID or market discount, de minimis original issue discount and de minimis market discount previously included in income with respect to your note; and then

     - subtracting the amount of any payments on your note that are not qualified stated interest payments and the amount of any amortizable bond premium applied to reduce interest on your note.

     If you purchase your note with foreign currency, the U.S. dollar cost of your note will generally be the U.S. dollar value of the purchase price on the date of purchase. However, if you are a cash basis taxpayer, or an accrual basis taxpayer if you so elect, and your note is traded on an established securities market, as defined in the applicable Treasury regulations, the U.S. dollar cost of your note will be the U.S. dollar value of the purchase price on the settlement date of your purchase.

     You will generally recognize gain or loss on the sale or retirement of your note equal to the difference between the amount you realize on the sale or retirement and your tax basis in your note. If your note is sold or retired for an amount in foreign currency, the amount you realize will be the U.S. dollar value of this amount on:

     - the date payment is received, if you are a cash basis taxpayer and the notes are not traded on an established securities market, as defined in the applicable Treasury regulations;

     - the date of disposition, if you are an accrual basis taxpayer; or

     - the settlement date for the sale, if you are a cash basis taxpayer, or an accrual basis taxpayer that so elects, and the notes are traded on an established securities market, as defined in the applicable Treasury regulations.

     You will recognize capital gain or loss when you sell or retire your note, except to the extent:

     - described above under "-- Original Issue Discount -- Short-Term Notes" or "-- Original Issue Discount -- Market Discount";

     - attributable to accrued but unpaid interest;

     - the rules governing contingent payment obligations apply; or

     - attributable to changes in exchange rates as described below.

     Capital gain of a noncorporate United States holder is generally taxed at a maximum rate of 20% for property held more than one year, and 18% where the property is held for more than five years.

     You must treat any portion of the gain or loss that you recognize on the sale or retirement of a note as ordinary income or loss to the extent attributable to changes in exchange rates. However, you take exchange gain or loss into account only to the extent of the total gain or loss you realize on the transaction.

EXCHANGE OF AMOUNTS IN OTHER THAN U.S. DOLLARS

     If you receive foreign currency as interest on your note or on the sale or retirement of your note, your tax basis in the foreign currency will equal its U.S. dollar value when the interest is received or at the time of the sale or retirement. If you purchase foreign currency, you generally will have a tax basis equal to the U.S. dollar value of the foreign currency on the date of your purchase. If you sell or dispose of a foreign currency, including if you use it to purchase notes or exchange it for U.S. dollars, any gain or loss recognized generally will be ordinary income or loss.

INDEXED NOTES AND RENEWABLE, EXTENDIBLE AND AMORTIZING NOTES

     The applicable pricing supplement will discuss any special United States federal income tax rules (a) with respect to notes the payments on which are determined by reference to any index and other notes that are subject to the rules governing contingent payment obligations which are not subject to the rules governing variable rate notes, (b) with respect to any renewable and extendible notes and (c) with respect to any notes providing for the periodic payment of principal over the life of the note.

                          UNITED STATES ALIEN HOLDERS

     This section describes the tax consequences to a United States alien holder. You are a United States alien holder if you are the beneficial owner of a note and are, for United States federal income tax purposes:

     - a nonresident alien individual;

     - a foreign corporation;

     - a foreign partnership; or

     - an estate or trust that is not subject to United States federal income tax on a net income basis on income or gain from a note.

     If you are a United States holder, this section does not apply to you.

     This discussion assumes that the note is not subject to the rules of
Section 871(h)(4)(A) of the Internal Revenue Code, relating to interest payments that are determined by reference to the income, profits, changes in the value of property or other attributes of the debtor or a related party.

     Under present United States federal income and estate tax law, and subject to the discussion of backup withholding below, if you are a United States alien holder of a note:

     - Popular North America, Inc. and its paying agents will not be required to deduct United States withholding tax from payments of principal, premium, if any, and interest, including OID, to you if, in the case of interest:

          1. you do not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Popular North America, Inc. entitled to vote;

          2. you are not a controlled foreign corporation that is related to Popular North America, Inc. through actual or constructive stock ownership; and

          3. the U.S. payor does not have actual knowledge or reason to know that you are a United States person and:

             a. you have furnished to the U.S. payor an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person,

             b. in the case of payments made outside the United States to you at an offshore account (generally, an account maintained by you at a bank or other financial institution at any location outside the United States), you have furnished to the U.S. payor documentation that establishes your identity and your status as a non-United States person,

             c. the U.S. payor has received a withholding certificate (furnished on an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form) from a person claiming to be:

                i. a withholding foreign partnership (generally a foreign partnership that has entered into an agreement with the Internal Revenue Service to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners),

                ii. a qualified intermediary (generally a non-United States financial institution or clearing organization or a non-United States branch or office of a United States financial institution or clearing organization that is a party to a withholding agreement with the Internal Revenue Service), or

                iii. a U.S. branch of a non-United States bank or of a non-United States insurance company,

           and the withholding foreign partnership, qualified intermediary or U.S. branch has received documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations (or, in the case of a qualified intermediary, in accordance with its agreement with the Internal Revenue Service),

             d. the U.S. payor receives a statement from a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business,

                i. certifying to the U.S. payor under penalties of perjury that an Internal Revenue Service Form W-8BEN or an acceptable substitute form has been received from you by it or by a similar financial institution between it and you, and

                ii. to which is attached a copy of the Internal Revenue Service Form W-8BEN or acceptable substitute form, or

             e. the U.S. payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations; and

     - no deduction for any United States federal withholding tax will be made from any gain that you realize on the sale or exchange of your note.

     Further, a note held by an individual, who at death is not a citizen or resident of the United States will not be includible in the individual's gross estate for United States federal estate tax purposes if:

     - the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Popular North America, Inc. entitled to vote at the time of death; and

     - the income on the note would not have been effectively connected with a United States trade or business of the decedent at the same time.

                             BACKUP WITHHOLDING AND
                             INFORMATION REPORTING

UNITED STATES HOLDERS

     In general, if you are a noncorporate United States holder, Popular North America, Inc. and other payors are required to report to the Internal Revenue Service all payments of principal, any premium and interest on your note, and the accrual of OID on a discount note. In addition, Popular North America, Inc. and other payors are required to report to the Internal Revenue Service any payment of proceeds of the sale of your note before maturity within the United States. Additionally, backup withholding will apply to any payments, including payments of OID, if you fail to provide an accurate taxpayer identification number, or you are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

UNITED STATES ALIEN HOLDERS

     In general, if you are a United States alien holder, payments of principal, premium or interest, including OID, made by Popular North America, Inc. and other payors to you will not be subject to backup withholding and information reporting, providing that the certification requirements described above under "-- United States Alien Holders" are satisfied or you otherwise establish an exemption. However, Popular North America, Inc. and other payors are required to report payments of interest on your notes on Internal Revenue Service Form 1042-S even if the payments are not otherwise subject to information reporting requirements. In addition, payment of the proceeds from the sale of notes effected at a United States office of a broker will not be subject to backup withholding and information reporting provided that:

     - the broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the broker:

          1. an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form upon which you certify, under penalties of perjury, that you are not a United States person, or

          2. other documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations, or

     - you otherwise establish an exemption.

     If you fail to establish an exemption and the broker does not possess adequate documentation of your status as a non-United States person, the payments may be subject to information reporting and backup withholding. However, backup withholding will not apply with respect to payments made to an offshore account maintained by you unless the broker has actual knowledge that you are a United States person.

     In general, payment of the proceeds from the sale of notes effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

     - the proceeds are transferred to an account maintained by you in the United States,

     - the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

     - the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of notes effected at a United States office of a broker) are met or you otherwise establish an exemption.

     In addition, payment of the proceeds from the sale of notes effected at a foreign office of a broker will be subject to information reporting if the broker is:

     - a United States person,

     - a controlled foreign corporation for United States tax purposes,

     - a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

     - a foreign partnership, if at any time during its tax year:

          1. one or more of its partners are "U.S. persons", as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

          2. the foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of notes effected at a United States office of a broker) are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

DISCLOSURE REQUIREMENTS

     Recently enacted Treasury Regulations meant to require the reporting of certain transactions ("Reportable Transactions") could be interpreted to cover transactions generally not regarded as tax shelters, including certain foreign currency transactions. Under these regulations, transactions may be characterized as Reportable Transactions for a variety of reasons, one or more of which may apply to an investment in the notes. You should consult your own tax advisers to determine your tax return disclosure obligations, if any, with respect to your investment in the notes, including any requirement to file IRS Form 8886 (Reportable Transaction Disclosure Statement).

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

     Popular North America, Inc. is offering the notes on a continuous basis through the agents, each of which has agreed to use its reasonable efforts to solicit offers to purchase the notes. In addition, the notes may also be sold to an agent, as principal, for resale to investors or other purchasers. The notes are a new issue of securities with no established trading market and will not be listed on any securities exchange. Investors have no assurance that the notes offered by this prospectus supplement will be sold or that there will be a secondary market for the notes. Popular North America, Inc. reserves the right to withdraw, cancel or modify this offer without notice. Popular North America, Inc. or any agent may reject any offer to purchase the notes in whole or in part.

     Unless the applicable pricing supplement specifies otherwise, Popular North America, Inc. will sell notes to an agent at a price equal to 100% of the notes' principal amount less the commission applicable to an agency sale of a note of identical maturity. Popular North America, Inc. and an agent may agree that the agent may utilize its reasonable efforts as an agent to solicit offers to purchase notes at 100% of their principal amount, unless the applicable pricing supplement specifies otherwise. Depending upon the maturity of the note, Popular North America, Inc. will pay a commission to each agent ranging from .125% to ..750% of the principal amount of any note sold through that agent. Popular North America, Inc. and the agents will negotiate the commissions payable on the sale of notes with stated maturities in excess of 30 years. Popular North America, Inc. may also sell notes directly to investors on its own behalf, in which case no commission will be payable.

     In addition, the agents may offer the notes they have purchased as principal to other dealers. The agents may sell notes to any dealer at a discount which, unless the applicable pricing supplement specifies otherwise, will not be in excess of the discount the agent receives from Popular North America, Inc.. If all the notes are not sold at the initial offering price, Popular North America, Inc. or the agents may change the offering price and the other selling terms.

     Popular North America, Inc. has reserved the right to accept offers to purchase notes through additional distributors on substantially the same terms and conditions (including commission rates) as would apply to purchases of notes by the agents. In addition, Popular North America, Inc. has reserved the right to appoint additional agents for the purpose of soliciting offers to purchase notes. The applicable pricing supplement will provide the names of any additional distributors or agents.

     Popular North America, Inc. reserves the right to withdraw, cancel or modify the offer made by this prospectus supplement without notice and may reject all or part of any orders whether the orders are placed directly with Popular North America, Inc. or through an agent. Each agent will have the right in its reasonable discretion to reject all or part of any offer to purchase notes that it receives.

     Unless otherwise provided in a pricing supplement relating to foreign currency, multi-currency or indexed notes, purchasers must pay the purchase price of the notes in immediately available funds in New York City on the settlement date.

     Popular North America, Inc. and Popular, Inc. have agreed to indemnify the agents against and to make contributions relating to some civil liabilities, including liabilities under the Securities Act of 1933. The agents may be deemed to be "underwriters" within the meaning of this Act. Popular North America, Inc. and Popular, Inc. have also agreed to reimburse the agents for some of their expenses.

     Popular Securities, Inc., a wholly owned subsidiary of Popular, Inc., is a member of the National Association of Securities Dealers, Inc. and is participating in the distribution of this offering as an agent. The offering is therefore being made in compliance with the applicable provisions of NASD Conduct Rule 2720. No NASD member may sell the securities to a discretionary account without the prior specific written approval of the customer.

     Each agent who purchases notes as principal on a fixed price basis in connection with an offering of notes may engage in transactions that stabilize the price of notes in the offering. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes. If an agent creates a short position in the notes, i.e., if it sells notes in an aggregate principal amount exceeding that stated in the applicable pricing supplement, that agent may reduce that short position by purchasing notes in the open market. In general, purchases of notes for the purpose of stabilization or to reduce a short position could cause the price of notes to be higher than it might be in the absence of these purchases.

     None of Popular North America, Inc., Popular, Inc. or any of the agents makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, none of Popular North America, Inc., Popular, Inc. or any of the agents make any representation that the agents will engage in these transactions or that the transactions, once commenced, will not be discontinued without notice.

                             VALIDITY OF THE NOTES

     The validity of the notes and guarantees will be passed upon for Popular North America, Inc. by Sullivan & Cromwell LLP, New York, New York, and for the agents by Sidley Austin Brown & Wood LLP, New York, New York. Brunilda Santos de Alvarez, Esq., counsel to Popular, Inc., will pass upon the validity of the guarantees as to matters of Puerto Rico law for Popular, Inc. Sullivan & Cromwell LLP and Sidley Austin Brown & Wood LLP will rely as to all matters of the laws of the Commonwealth of Puerto Rico upon the opinion of Brunilda Santos de Alvarez, Esq. The opinions of Sullivan & Cromwell LLP, Brunilda Santos de Alvarez, Esq., and Sidley Austin Brown & Wood LLP will be conditioned upon and subject to assumptions regarding future action required to be taken by Popular North America, Inc. and the trustee in connection with the issuance and sale of any particular note, the specific terms of the notes and other matters which may affect the validity of the notes but which cannot be ascertained on the date of their opinions. Brunilda Santos de Alvarez, Esq. owns, directly or indirectly, 6,323 shares of common stock of Popular, Inc. pursuant to Popular, Inc.'s employee stock ownership plan and otherwise. The employee stock ownership plan is open to all employees of Popular, Inc.

     NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS IS AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES IT DESCRIBES, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.

                             ---------------------

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
                       PROSPECTUS SUPPLEMENT
Description of Notes We May Offer...........................    S-2
United States Taxation......................................   S-21
Supplemental Plan of Distribution...........................   S-32
Validity of the Notes.......................................   S-34

                            PROSPECTUS
Popular, Inc................................................      2
Popular International Bank, Inc.............................      2
Popular North America, Inc..................................      3
Consolidated Ratio of Earnings to Fixed Charges and Ratio of
  Earnings to Fixed Charges and Preferred Stock Dividends of
  Popular, Inc..............................................      4
Use of Proceeds.............................................      4
Description of Debt Securities We May Offer.................      5
Description of Preferred Stock..............................     24
Validity of Offered Securities..............................     28
Experts.....................................................     28
Plan of Distribution........................................     28
Where You Can Find More Information.........................     30
Incorporation of Information We File With the SEC...........     30